Exhibit 10.1

AGREEMENT AND WAIVER

This Agreement and Waiver (the “Agreement”) is entered into as of June 8, 2007, by and among J. L. Halsey Corporation, a Delaware corporation (“Halsey”), Commodore Resources (Nevada), Inc., a Nevada corporation (“Commodore”), ClickTracks Analytics, Inc., a California corporation (“ClickTracks”), Lyris Technologies, Inc. (“Lyris”), John Marshall (“Marshall”) and Lisa Deverse (“Deverse” and together with Marshall, “Stockholders” and each a “Stockholder”).

RECITALS

WHEREAS, Halsey, Commodore, ClickTracks, Marshall and Deverse each are parties, along with certain others, to that certain Agreement and Plan of Merger, dated as of August 16, 2006 (the “Merger Agreement”), pursuant to which, among other things, Halsey Acquisition California, Inc., a California corporation (“Merger Subsidiary”), was merged with and into ClickTracks (the “Merger”) with ClickTracks continuing as the surviving corporation in the Merger and becoming an indirect wholly-owned subsidiary of Halsey;

WHEREAS, Section 2.8 of the Merger Agreement provides that the Securityholders (as defined in the Merger Agreement) may become entitled to receive payment of an Initial Future Payment Amount and a Final Future Payment Amount (in each case as defined in the Merger Agreement) on November 15, 2007, and November 14, 2008, respectively, in the event ClickTracks achieves certain identified future revenue targets;

WHEREAS, in connection with the Merger Agreement, ClickTracks and Halsey also entered into that certain Retention Bonus Plan, effective August 18, 2006 (the “Retention Bonus Plan”), whereby certain employees identified on Appendix A to the Retention Bonus Plan (the “Participants”) may become entitled to receive bonus payments if and when the Initial Future Payment Amount and the Final Future Payment Amount are paid in accordance with the terms of the Merger Agreement;

WHEREAS, pursuant to Section 9.1 of the Merger Agreement, Marshall, as representative of the Securityholders (the “Representative”), is authorized and empowered to, among other things, execute amendments and waivers of the Merger Agreement and to waive or refrain from enforcing any right of the Securityholders under the Merger Agreement;

WHEREAS, also in connection with the Merger Agreement, Marshall and ClickTracks entered into that certain employment agreement, dated as of August 16, 2006, which was amended and restated as of April 2007 (as so amended and restated, the “Employment Agreement”); and

WHEREAS, the parties entered into an Agreement and Waiver as of March 13, 2007, in order to (i) make certain acknowledgements with respect to ClickTracks’ inability to meet the revenue target with respect to the Initial Payment Amount, (ii) waive certain provisions of the Merger Agreement and (iii) authorize certain other actions to be taken by ClickTracks and Lyris that might have an effect on the rights of (a) the Securityholders under the Merger Agreement,

(b) the Participants under the Bonus Retention Plan and (c) Marshall under the Employment Agreement.

WHEREAS, Marshall has chosen to resign and terminate his employment, and in connection therewith the parties now desire to enter into this Agreement in order to, among other things, waive certain provisions of the Merger Agreement and the Employment Agreement and provide for the purchase by Halsey of an aggregate of 2,226,006 shares of common stock, par value $0.01 per share, of Halsey (the “Halsey Common Stock”) owned by one or both Stockholders (the “Shares”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in reliance upon the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions herein contained, the parties hereto agree as follows:

AGREEMENTS

1.            Certain Agreements by the Parties.  The parties hereto agree and acknowledge that the Final Future Payment Amount will not be earned and neither ClickTracks, Halsey, nor any of their respective affiliates shall have any obligation to make any payment to the Securityholders with respect to the Final Future Payment Amount.  Because the Final Future Payment Amount will not be paid, no portion of the Final Bonus will be earned or ever become payable to any Participant.

2.            Certain Agreements by Marshall.  Marshall hereby resigns his employment effective June 23, 2007 (the “Effective Time”) and agrees and acknowledges that his resignation is (i) neither a termination by Marshall for “Good Reason,” or a termination by Lyris “without Cause,” as each of those terms are defined under the Employment Agreement and (ii) does not trigger, or constitute a reason for Marshall to declare or demand as Representative, the payment of Accelerated Liabilities under Section 2.8(i) of the Merger Agreement.  Marshall shall make himself available to Halsey and its affiliates to consult at a rate of $200 per hour during the remainder of calendar year 2007.  The parties acknowledge that Marshall contemplates providing online marketing consulting services which shall not be deemed to be a “Competing Service” nor a “Competing Business,” as each of those terms are defined under the Employment Agreement.

3.            Marshall’s Waivers and Releases.

(a)           Marshall, on behalf of himself and as Representative, hereby waives any and all rights he and the Securityholders may have, individually and collectively, to enforce the provisions in the Merger Agreement with respect to the payment of the Final Future Payment Amount and irrevocably and unconditionally releases, acquits and forever discharges Halsey, Commodore, ClickTracks and each of their respective successors, assigns, officers, directors, employees, parent companies, subsidiaries and other affiliates, and legal representatives, of and from any and all Final Future Payment Amount Released Claims (as hereinafter defined).  As used herein, “Final Future Payment Amount Released Claims” shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys’ and other professional fees and expenses) held by Marshall or the Securityholders, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative arising out of, based upon, resulting from or relating to ClickTracks’ failure to achieve the revenue target for, or any non-payment of, the Final Future Payment Amount.

(b)           Marshall hereby generally releases and forever discharges the Company Parties (as hereinafter defined) from any and all Claims (as hereinafter defined), known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective time (including but not limited to any Claims against any of the Company Parties based on, relating to or arising under wrongful discharge, retaliation, breach of contract (whether oral or written), tort, defamation, slander, breach of privacy, violation of public policy, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Americans with Disabilities Act, the Director Retirement Income Security Act of 1974, or any other federal, state or local law relating to employment (or unemployment), the payment of wages, salary or other compensation, civil or human rights, or discrimination in employment (based on age or any other factor)) in all cases arising out of or relating to Marshall’s employment by Lyris, ClickTracks or any affiliate thereof or Marshall’s services as an officer or employee of Lyris, ClickTracks or any affiliate thereof, or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release Marshall’s entitlement, if any, to any earned but unpaid salary, or accrued benefits, under the Employment Agreement.  As used in this Section 3(b), Section 3(c) and Section 4, (i) “Company Parties” means any party to this Agreement other than the Stockholders and any of their respective predecessors, successors, assigns, parents, subsidiaries and affiliates and each of the foregoing entities’ respective past, present and future stockholders, members, partners, managers, directors, officers, employees, agents, representatives, principals, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), any person acting by, through, under or in concert with any of the foregoing entities, and (ii) “Claims” means any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action.

(c)           Marshall hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Company Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his behalf, and that if such a proceeding is initiated, Marshall shall accept benefit therefrom.

4.            Company Parties’ Waivers and Releases.

(a)           Halsey, on its own behalf and on behalf of the other Company Parties,  hereby generally releases and forever discharges Marshall from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including Effective Time (including but not limited to any Claims based on, relating to or arising under breach of contract (whether oral or written), tort, defamation, slander, violation of public policy, negligence, promissory estoppel, or any other federal, state or local law relating to employment or discrimination in employment) in all cases arising out of or relating to Marshall’s employment by Lyris, ClickTracks or any affiliate thereof or Marshall’s services as an officer or employee of any Lyris, ClickTracks or any affiliate thereof, or otherwise relating to the termination of such employment or services, or under the Merger Agreement; provided, however, that this release will not limit or release (i) Halsey’s or any of its affiliates’ rights under this Agreement or (ii) Halsey’s or any of its affiliates’ rights against Marshall with respect to any breach of fiduciary or other legal duties as an officer or any fraudulent or criminal activity.

(b)           Halsey, on behalf of itself and the other Company Parties, covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against Marshall in connection with any released Claims, and represents and warrants that no other person or entity has initiated or to the extent within its control, will initiate any such proceeding on its behalf, and that if such a proceeding is initiated, neither Halsey nor the other Company Parties shall accept benefit therefrom.

5.            Certain Acknowledgements.  Marshall acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by any Company Party other than those contained in writing herein, and has entered into this Agreement freely based on Marshall’s own judgment.  Marshall has been advised by Halsey to consult with an attorney of Marshall’s choosing before signing this Agreement.  Marshall understands that he has 21 days to consider this Agreement, which Marshall agrees is a reasonable amount of time, and that he may choose to execute this Agreement prior to the termination of such 21 day period but is under no obligation to do so.  In addition, Marshall understands that he may revoke this Agreement within 7 days after Marshall has signed it by written notice to Halsey.  This Agreement shall not become effective or enforceable until the 7-day revocation period has expired without Marshall’s revocation.

6.                                     Purchase of Shares.

(a)           Halsey agrees to purchase from Stockholders, and Stockholders agree to sell and convey to Halsey, the Shares for a purchase price of $0.75 per share, or an aggregate of $1,669,504.50 (the “Purchase Price).  The closing of the sale and purchase of the Shares specified in this Section 6 (the “Closing”) shall take place on or before July 1, 2007, such date to be set forth in a written notice from Halsey to be delivered to Stockholders no later than five (5) days prior to the Closing (the “Closing Notice”).

(b)           At the Closing, (i) Stockholders shall to deliver to Halsey the Shares duly endorsed to Halsey or accompanied by a stock power duly executed by the appropriate Stockholder, in form and substance reasonably satisfactory to Halsey and (ii) the Purchase Price shall be delivered by Halsey to Stockholders, by bank check or wire transfer of funds to the account or accounts to be designated by Stockholders.

7.            Stockholders’ Representations and Warranties.  Each Stockholder jointly and severally represents and warrants as follows:

(a)           The Stockholders have legal capacity to enter into this Agreement.

(b)           This Agreement is a legal, valid and binding agreement of each Stockholder enforceable against him or her in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           The Shares were acquired pursuant to the Merger in exchange for 2,063,250 shares of common stock of ClickTracks owned by each Stockholder individually.  Pursuant to the terms of the Merger, each Stockholder was entitled to receive a certificate for 1,113,003 shares of Halsey Common Stock but, at the request of each Stockholder, a single certificate representing the Shares was issued in the name of Marshall.  Accordingly, each Stockholder understands and agrees that the other Stockholder has an ownership interest in 50% of the Shares, in addition to any interest that may be bestowed on each Stockholder under California law.

(d)           At the Closing, Halsey shall acquire ownership of the Shares, free and clear of all liens, claims or encumbrances of any kind whatsoever.

(e)           Each Stockholder has read and understands this Agreement, and has received the advice of counsel with respect hereto.   In addition to his or her own obligation to sell the Shares pursuant to this Agreement, each Stockholder hereby explicitly and irrevocably consents to the sale of the Shares by the other Stockholder hereunder.

1.1                          8.             Representations of Halsey.  Halsey represents and warrants as follows:

(a)           Halsey is duly organized, validly existing and in good standing under the laws of its state of incorporation.

(b)           The execution and delivery of this Agreement by Halsey does not, and the performance by Halsey of the transactions contemplated hereby will not, (i) violate, conflict with or result in the violation or breach of, or constitute a default under, the terms, conditions or provisions of any agreement, document or instrument to which Halsey is a party or by which Halsey is bound, or (ii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or federal, state or local administrative agency or commission or other governmental authority or instrumentality applicable to Halsey; and

(c)           This Agreement is a legal, valid and binding agreement of Halsey enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

9.             Amendments.  No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

11.           Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given, and shall be effective, in the same manner as provided in Section 10.1 of the Merger Agreement.

12.           Applicable Law.  This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware, without regard for its conflicts of laws principles.

13.           Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  If any provision is held to be invalid or unenforceable, such provision shall be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

14.           Sections and Headings.  The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

15.           Attorneys’ Fees.  If any party hereto brings any action, at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party hereto reasonable attorneys’ fees in addition to any other relief to which such party may be entitled.

16.           Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

J. L. HALSEY CORPORATION

By:	/s/ Luis Rivera
Name:	Luis Rivera
Title:	Chief Executive Officer

COMMODORE RESOURCES (NEVADA), INC.

By:	/s/ Richard A. McDonald
Name:	Richard A. McDonald
Title:	President

CLICKTRACKS ANALYTICS, INC.

By:	/s/ Joseph Lambert
Name:	Joseph Lambert
Title:	Chief Financial Officer, Secretary and Treasurer

LYRIS TECHNOLOGIES, INC.

By:	/s/ Luis Rivera
Name:	Luis Rivera
Title:	Chief Executive Officer

MARSHALL

/s/ John Marshall
John Marshall, individually and as Representative

DEVERSE

/s/ Lisa Deverse
Lisa Deverse, individually

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